Exhibit 2.1








                AGREEMENT AND PLAN OF MERGER


                         dated as of


                        May 26, 1999,


                            among


             MARC Analysis Research Corporation,


                The Significant Shareholders,


             The MacNeal-Schwendler Corporation

                             and

                     Msc Holdings Co. II

ARTICLE I - THE MERGER

     1.1  The Merger                                           1
     1.2  Closing                                              2
     1.3  Effective Time                                       2
     1.4  Conversion of Shares                                 2
     1.5  Delivery of Merger Consideration                     3
     1.6  Dissenting Shares                                    4

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPANY AND THE
             SIGNIFICANT SHAREHOLDERS

     2.1  Subsidiaries; Organization and Related
          Matters                                              4
     2.2  Capitalization                                       5
     2.3  Financial Statements; Contingencies                  5
     2.4  No Material Adverse Changes                          6
     2.5  Tax and Other Returns and Reports                    6
     2.6  Material Contracts                                   8
     2.7  Property                                             9
     2.8  Authorization; No Conflicts                          9
     2.9  Actions and Orders                                  11
     2.10 Dividends and Other Distributions                   11
     2.11 Insurance                                           11
     2.12 Compliance with Law                                 12
     2.13 Employee Benefits                                   13
     2.14 Certain Interests                                   15
     2.15 Bank Accounts, Powers, etc.                         15
     2.16 No Brokers or Finders                               15
     2.17 Intangible Property                                 16
     2.18 Receivables                                         17
     2.19 Customers and Suppliers                             17
     2.20 Certain Payments                                    17
     2.21 Employees                                           18
     2.22 Disclosure                                          18

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

     3.1  Organization and Related Matters                    19
     3.2  Authorization                                       19
     3.3  Approvals                                           19
     3.4  No Conflicts                                        19
     3.5  No Brokers or Finders                               19
     3.6  Legal Proceedings                                   19
     3.7  Merger Sub                                          20
     3.8  Available Funds                                     20
     3.9  SEC Reports                                         20

ARTICLE IV - COVENANTS RELATING TO THE PERIOD ENDING
             WITH THE CLOSING

     4.1  Access                                              20
     4.2  Changes; Reports                                    21
     4.3  Conduct of Business                                 21
     4.4  Permits and Approvals                               22
     4.5  Preservation of Business Before Closing Date        23
     4.6  Confidentiality                                     23
     4.7  Negotiations                                        23
     4.8  Shareholders' Meeting                               23
     4.9  Tax Returns                                         24

ARTICLE V - ADDITIONAL CONTINUING COVENANTS

     5.1  Nondisclosure of Proprietary Data                   24
     5.2  Tax Cooperation                                     24

ARTICLE VI - CONDITIONS

     6.1  Conditions to Obligations of All Parties            25
     6.2  Conditions to Buyer's Obligations                   25
     6.3  Conditions to Obligations of Company and the
          Significant Shareholders.                           26

ARTICLE VII - TERMINATION OF OBLIGATIONS; SURVIVAL

     7.1  Termination of Agreement                            27
     7.2  Effect of Termination                               28

ARTICLE VIII - INDEMNIFICATION

     8.1  Effect of Knowledge; Waiver                         29
     8.2  Losses                                              29
     8.3  Indemnification of Buyer                            29
     8.4  Indemnification by Buyer                            30
     8.5  Survival.                                           30
     8.6  Limitation on Indemnification; Escrow               30
     8.7  Procedure                                           31

ARTICLE IX - GENERAL

     9.1  Amendments; Waivers                                 32
     9.2  Schedules; Exhibits; Integration                    33
     9.3  Best Efforts; Further Assurances                    33
     9.4  Governing Law                                       33
     9.5  No Assignment                                       34
     9.6  Headings                                            34
     9.7  Counterparts                                        34
     9.8  Publicity and Reports                               34
     9.9  Notices                                             34
     9.10 Expenses and Attorneys Fees                         36
     9.11 Shareholder Representative                          36
     9.12 Specific Performance                                37
     9.13 Agreement to Arbitrate                              37

ARTICLE X - DEFINITIONS

     10.1 Definitions                                         38

Exhibits

     Exhibit A Form of Letter of Transmittal
     Exhibit B Forms of Software Licensing Agreements
     Exhibit C Forms of Confidentiality and Inventions Agreements
     Exhibit D Form of Opinion of Counsel to Company
     Exhibit E Form of Opinion of Counsel to Buyer
     Exhibit F Terms of Stay Bonus Letter
     Exhibit G Form of Agreement of Merger
     Exhibit H Form of Consulting Agreement
     Exhibit I Form of Escrow Agreement
     Exhibit J Form of Non-Competition Agreement

Schedules

     Schedule  1.1   Surviving Corporation Officers and Directors
     Schedule  2.1   Subsidiaries; Acquired Company Officers and
                     Directors
     Schedule 2.2    Capitalization; Options; Share Ownership
     Schedule 2.3    Liabilities:  Auditor's Exceptions
     Schedule 2.5    Taxes; Audits; Credits
     Schedule 2.6    Material Contracts
     Schedule 2.7    Property
     Schedule 2.8    Authorizations
     Schedule 2.9    Actions; Orders
     Schedule 2.11   Insurance
     Schedule 2.12   Compliance; Permits
     Schedule 2.13   Employee Benefits
     Schedule 2.14   Certain Interests
     Schedule 2.15   Bank Accounts, Powers, etc.
     Schedule 2.17   Intangible Property
     Schedule 2.19   Customers and Suppliers
     Schedule 2.21   Employees
     Schedule 3.3    Buyer Approvals
     Schedule 4.3(q) Capital Expenditures

                AGREEMENT AND PLAN OF MERGER

          This Agreement ("Agreement") is entered into as of May 26, 1999, by and among The MacNeal-Schwendler Corporation, a Delaware corporation ("Buyer"), MSC Holdings Co. II, a California corporation ("Merger Sub"), MARC Analysis Research Corporation, a California corporation ("Company"), and the following "Significant Shareholders" of
Company: Dendron Technology B.V., a Dutch corporation ("Dendron"), Fronos Technology B.V., a Dutch corporation ("Fronos") and Nearchos Irinarchos, a resident of Sweden.

                       R E C I T A L S

          WHEREAS, the Persons listed on Schedule 2.2 own all issued and outstanding shares of Company Common Stock, 1/50 cent par value (the "Shares");

          WHEREAS, the Boards of Directors of Buyer and Company have each determined that it is in the respective best interests of Buyer and Company for Buyer to acquire
Company through the merger of Merger Sub with and into Company (the "Merger") upon the terms and subject to the conditions of this Agreement;

          WHEREAS, in connection with the Merger, Dendron, Fronos and Buyer are entering into a Stock Purchase Agreement dated the date of this Agreement (the "Stock Purchase Agreement") providing for Buyer's acquisition, immediately before the Merger, of 10,325,688 Shares owned by Dendron and Fronos (the "Stock Purchase");

          WHEREAS, Company and its Subsidiaries are collectively referred to as the "Acquired Companies;" and

          WHEREAS, other capitalized terms used in this Agreement have the meanings given in Article X.

                      A G R E E M E N T

          In consideration of the mutual promises contained in this Agreement and intending to be legally bound, the Parties agree as follows:

                   ARTICLE I  - THE MERGER

          1.1  The Merger.

          At the Effective Time, Merger Sub will merge with and into Company, the separate corporate existence of Merger Sub will then cease, and Company will be the surviving corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Buyer. The separate corporate existence of Company with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger, and Company will succeed, without other transfer, to all of Merger Sub's rights and properties and will be subject to all of Merger Sub's debts and liabilities. Merger Sub's Articles of Incorporation and Bylaws in effect immediately before the Effective Time will be the Surviving Corporation's Articles of Incorporation and Bylaws, except that, at the Effective Time, Article I of the Surviving Corporation's Articles of Incorporation will be amended to provide that the Surviving Corporation's name is "MARC Analysis Research Corporation." The Surviving Corporation's directors and officers will be as stated on Schedule 1.1. Those directors will hold office until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Bylaws.

          1.2  Closing.

          The closing of the Merger (the "Closing") will take place (a) at the offices of O'Melveny & Myers LLP, 400
South Hope Street, Los Angeles, California, beginning at
10:00 A.M., Los Angeles time on the second business day after the last of the conditions in Article VI is fulfilled or waived in accordance with this Agreement, or (b) as otherwise agreed to by the Parties. The Stock Purchase
Closing will take place immediately before the Closing.

          1.3  Effective Time.

          As soon as practicable after the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VII, the Surviving Corporation will file an Agreement of Merger and appropriate certificates of approval with the Office of the Secretary of State of the State of California. The Merger will then become effective in accordance with the CGCL; the time of such effectiveness is referred to in this Agreement as the "Effective Time;" and the date of such effectiveness is referred to as the "Effective Date."

          1.4  Conversion of Shares.

          (a) Company Stock. On the Effective Date, each outstanding Share will be cancelled and extinguished, and will be automatically converted into the right to receive the Exchange Amount upon surrender of the Certificate representing that Share in accordance with Section 1.5, upon the terms and subject to the conditions in this Agreement, including the escrow provisions of Section 8.6(b); except that any Shares held by Buyer, any of its subsidiaries or any Acquired Company will be cancelled (the "Cancelled Shares"). After the Effective Time and until surrendered for payment, each Certificate will represent only the right to receive an amount equal to the Exchange Amount multiplied by the number of Shares represented by that certificate (the "Merger Consideration") (without interest). Buyer and Surviving Corporation will be entitled to rely on Company's stock records at the Effective Time.

          (b) Company Options. At the Effective Time, by virtue of the Merger and without any action by any Person, each then outstanding Company Option will be cancelled and extinguished, and will be automatically converted into the right to receive an amount in cash (without interest) equal to (i) the product of (x) the number of Shares issuable upon the exercise in full of the Company Option, multiplied by
(y) the Exchange Amount less (ii) the Aggregate Exercise
Price of the Company Option (net of any required Tax withholdings), all upon the terms and subject to the conditions in this Agreement, including Section 8.6(b).

          (c) Capital Stock of Merger Sub. At the Effective Time, by virtue of the Merger and without any action by any Person, each share of common stock of Merger Sub issued and outstanding immediately before the Effective Time will be cancelled and extinguished, and will be automatically converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate evidencing ownership of any such shares of common stock of Merger Sub will from then on evidence ownership of an equivalent number of shares of common stock of the Surviving Corporation.

          (d) No Further Ownership Rights in Common Stock. All cash paid in respect of the surrender for exchange of Shares in accordance with this Agreement will be deemed to be full satisfaction of all rights pertaining to those Shares, and there will be no further registration of transfers on the records of the Surviving Corporation of Shares outstanding immediately before the Effective Time. If, after the Effective Time, certificates representing Shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged on the terms and subject to the conditions in this Section 1.4.

          1.5  Delivery of Merger Consideration.

          (a)  Surrender of Certificates.  Subject to Sections
1.6 and 8.6(b), each holder of one or more Certificates representing Shares (other than Cancelled Shares) at the Effective Time will be entitled to receive in exchange for delivery of those Certificates and a signed Letter of Transmittal in the form of Exhibit A (the "Letter of Transmittal") to Buyer, cash in an amount equal to the Merger Consideration, less any applicable withholding Taxes. No interest will accrue or be paid on any Merger Consideration. In the event of a Share transfer not registered in Company's transfer records, the transferee will be entitled to receive Merger Consideration only if (i) the Certificate representing the transferred Shares surrendered in accordance with this
Section 1.5 is properly endorsed for transfer or is accompanied by appropriate and properly endorsed stock powers and is otherwise in proper form to effect the transfer, (ii) the Person requesting the transfer pays any transfer or other Taxes payable by reason of the transfer or establishes to Buyer's satisfaction that those Taxes have been paid or are not required to be paid, and (iii) the Person establishes to Buyer's satisfaction that the transfer would not violate any applicable federal or state securities Laws. At and after the Effective Time, each holder of a Certificate will cease to have any rights as a Company shareholder, except for the right to surrender the holder's Certificate in exchange for the Merger Consideration and except as otherwise provided by applicable Law, and no transfer of Shares will be made on the Surviving
Corporation's stock transfer books.

          (b) Company Options. Subject to Sections 1.6 and 8.6(b), at the Effective Time, each Option Holder will be entitled to receive in exchange for it, cash in an amount equal to the amount payable in respect of the Company Option pursuant to Section 1.4(b). No interest will accrue or be paid on any Merger Consideration paid to Option Holders. Merger Consideration due Option Holders will be deposited by Buyer in an account designated in writing by the Surviving Corporation and will be distributed (net of appropriate Tax and other withholdings) to Option Holders as soon as practicable after the Effective Time.

          (c) Lost Certificates. If any Certificate is lost, stolen or destroyed before its surrender to the Buyer in accordance with this Section 1.5, the holder of the Shares represented by that Certificate will be entitled to receive, and the Buyer will deliver, or cause to be delivered, the Merger Consideration payable in respect of those Shares pursuant to
Section 1.4 upon the execution and delivery by the holder to the Buyer of an Affidavit of Lost Certificate (which will include an appropriate indemnity) in the form attached to the Letter of Transmittal.

          (d) Unclaimed Merger Consideration. Neither Buyer nor the Surviving Corporation will be liable to a holder of a Certificate or an Option Holder for the Merger Consideration payable in respect of the Shares represented by that Certificate, or due such Option Holder, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          1.6  Dissenting Shares.

          (a) Conversion. Notwithstanding any provision of this Agreement to the contrary, any Shares held by a holder who has, subject to paragraph (b) below, exercised and perfected dissenter's rights for those Shares in accordance with Chapter 13 of the CGCL and who, as of the Effective Date, has not effectively withdrawn, waived, surrendered or lost those dissenter's rights ("Dissenting Shares"), will not be converted into or represent a right to receive the Merger Consideration pursuant to Section 1.4, and the holder will only be entitled to the rights granted by Chapter 13 of the CGCL.

          (b)  Loss of Rights.  Notwithstanding paragraph
(a) above, if any holder of Dissenting Shares effectively withdraws, waives, surrenders or loses (through failure to perfect or otherwise) the holder's dissenter's rights, then, as of the later of the Effective Date and the occurrence of that event, the Shares previously constituting Dissenting Shares will automatically be converted into and represent only the right to receive the Merger Consideration as provided in
Section 1.4, without interest, upon surrender of the Certificate representing the Common Stock and delivery of a signed Letter of Transmittal to Buyer.

          (c) Notice. As soon as practicable before the Effective Date, Company will give Buyer (i) prompt notice of any written demand for the purchase by the Company of any Shares received by Company pursuant to the applicable provisions of
Section 1301 of the CGCL regarding dissenter's rights, and
(ii) the opportunity to participate in all negotiations and proceedings with respect to those demands. Company will not, except with Buyer's prior written consent, voluntarily make any payment with respect to any such demands or offer to settle or settle any such demands. After the Effective
Date, Buyer will solely control all negotiations and proceedings related to those demands.

          (d)  Expenses.  If Buyer and/or the Surviving
Corporation incur more than $5,000 of reasonable administrative, legal and other related expenses in handling Dissenting Shares, the excess will be deemed an indemnifiable Loss covered by
Section 8.3.

     ARTICLE II - REPRESENTATIONS AND WARRANTIES OF COMPANY
                  AND THE SIGNIFICANT SHAREHOLDERS

          Company and the Significant Shareholders, jointly and severally, represent, warrant and agree as follows:

          2.1  Subsidiaries; Organization and Related Matters.

          Schedule 2.1 lists all Company Subsidiaries and correctly states the name of each Subsidiary, Company's ownership interest in that Subsidiary, any interest of any other Person in that Subsidiary, the jurisdiction in which each Acquired Company was organized and each jurisdiction in which each Acquired Company is qualified or licensed to do business as a foreign Person. Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation, with all necessary corporate power and authority to own its properties and assets and to carry on its business as now conducted. Schedule 2.1 correctly lists the current directors and officers of each Acquired Company. True, correct and complete copies of the respective charter documents of each Acquired Company as in effect on the date of this Agreement have been delivered to Buyer. Each Acquired Company is qualified or licensed to do business as a foreign Person in each jurisdiction where the failure to be so qualified or licensed could have a material adverse effect on that Acquired Company.

          2.2  Capitalization.

          (a) Equity Securities. Company's authorized capital stock consists of 50,000,000 shares of Common Stock, 1/50> per share par value, of which 20,913,921 Shares are issued and outstanding on the date of this Agreement, and 5,000,000 shares of Preferred Stock, 1/50> per share par value, none of which is outstanding. Schedule 2.2 lists all outstanding options, warrants or other agreements for the issuance of Equity Securities of any Acquired Company, indicating the holder thereof and exercise price. Except as described on
Schedule 2.2, there are no outstanding Contracts or other rights to subscribe for or purchase, or Contracts or other obligations to issue or grant any rights to acquire, any Equity Securities of any Acquired Company, or to restructure or recapitalize any Acquired Company. There are no outstanding Contracts of any Acquired Company to repurchase, redeem or otherwise acquire any Equity Securities of any other Acquired Company. All outstanding Equity Securities of each Acquired Company are duly authorized, validly issued, fully paid and nonassessable and were issued in conformity with applicable Laws. There are no preemptive rights in respect of any Equity Securities of any Acquired Company. Any Equity Securities of any Acquired Company that were issued and reacquired by any of these entities were so reacquired (and, if reissued, so reissued) in compliance with all applicable Laws, and no Acquired Company has any outstanding obligation or liability with respect to them. Except as stated on Schedule 2.2, Company owns no Equity Securities of any Person except the Subsidiaries, and no Subsidiary owns any Equity Securities of any Person.

          (b) Ownership. Schedule 2.2 lists the name of each Shareholder and the number of Shares owned of record by each Shareholder.

          2.3  Financial Statements; Contingencies.

          (a) Audited Financial Statements. Company has delivered to Buyer the audited consolidated balance sheets for the Acquired Companies as of December 31, 1998, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the periods then ended, together with the related report of the Auditors.
Since December 31, 1998, there has been no change in any of the significant accounting policies, practices or procedures of any of the Acquired Companies. The audited consolidated balance sheet as of December 31, 1998 is referred to in this Agreement as the "Balance Sheet."

          (b) Unaudited Interim Financial Statements. Company has delivered to Buyer unaudited consolidated balance sheets for the Acquired Companies at April 30, 1999 and 1998, and the related statements of income changes in shareholders' equity
and cash flows for the periods then ended.   The
consolidated balance sheet as of April 30, 1999 is referred to in this Agreement as the "Interim Balance Sheet."

          (c)  Fair Presentation; GAAP.  The financial
statements referred to in clauses (a) and (b) of this Section
2.3 (i) fairly present the financial condition and results of operations, changes in shareholders' equity and cash flows of the Acquired Companies as of the respective dates and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of unaudited financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes, and (ii) reflect the consistent application of GAAP throughout the periods involved, subject in each case to the exceptions stated in the auditors' report included in
Schedule 2.3. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included in Company's consolidated financial statements.

          (d)  No Other Liabilities.  Except as stated on
Schedule 2.3, the Acquired Companies do not have any liabilities of any nature, whether known or unknown, and whether accrued, absolute, contingent or otherwise, and whether due or to become due, except (i) liabilities that are reflected or reserved against in the Interim Balance Sheet or (ii) current liabilities incurred after the date of the Interim Balance Sheet Date in the Ordinary Course and that, in the aggregate, do not exceed $35,000.

          2.4  No Material Adverse Changes.

          Since the date of the Interim Balance Sheet Date, whether or not in the Ordinary Course, there has not been, occurred or arisen: (a) any change in or event affecting the Acquired Companies that has had or could reasonably be expected to have a material adverse effect on the Acquired Companies or the Business, or (b) any agreement, condition, action or omission that would be proscribed by (or require consent under) Section 4.3 had it existed, occurred or arisen after the date of this Agreement.

          2.5  Tax and Other Returns and Reports.

          (a) Filings and Payments. All Tax Returns required to be filed by or with respect to each Acquired Company have been timely filed, and all those Tax Returns are complete and correct in all material respects. Each Acquired Company has paid (or there has been paid on its behalf) all Taxes that are due from or with respect to it for the periods covered by the Tax Returns and has made all required estimated payments of Tax sufficient to avoid any penalties for underpayment. The accrual for current Taxes in the financial statements referred to in Section 2.3 are adequate to cover any and all Taxes (whether or not disputed and whether or not due) of each Acquired Company with respect to all taxable periods (or portions thereof) ending on or before the date of the relevant financial statement. No Acquired Company has incurred any liability for Taxes subsequent to April 30, 1999, other than in the ordinary course of the company's business. True and correct copies of all income and franchise Tax Returns (or summaries in the case of certain non-U.S. Tax Returns) filed by each Acquired Company for the preceding seven taxable years and all examination reports issued by any Governmental Entity with respect to the Tax Returns have been delivered to Buyer. No claim has ever been made by any Governmental Entity in any jurisdiction where an Acquired Company does not file Tax Returns that Acquired Company is or may be subject to taxation by that jurisdiction.

          (b) Consenting Corporation. No Acquired Company has elected to be treated as a consenting corporation under
Section 341(f)(2) of the Code.

          (c) Audits. Schedule 2.5 lists the date or dates through which the IRS and any other Governmental Entity have examined the United States federal income tax returns and any other Tax Returns of the Acquired Companies. Except as stated in Schedule 2.5, since December 31, 1996 no Governmental Entity has examined or is in the process of examining any Tax Returns of any Acquired Company. Except as stated in Schedule 2.5, no Governmental Entity has proposed or Threatened any deficiency, assessment or claim for Taxes. Except as stated on Schedule 2.5, no waiver of the statute of limitations with respect to Acquired Company Tax Returns has been given by or requested from any Acquired Company or any Group member.

          (d) Losses, Etc. Schedule 2.5 also states (i) all material consents or agreements for purpose of federal, foreign, state or local Taxes, in each case, that reasonably could be expected to affect or be binding upon any Acquired Company or its assets or operations after the Closing, and (ii) all adjustments at any time made, agreed to, requested or required with respect to any Acquired Company pursuant to
Section 481(a) or 482 of the Code or similar provisions of state or foreign law.

          (e) Withholding. All Taxes that Company has been required by Law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and added on the Acquired Company's books.
The Acquired Companies have complied in all material respects with all information reporting and backup withholding requirements, including maintenance of required records, in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

          (f) Liabilities for Others. No Acquired Company is liable for the Taxes of any Person, including as a transferee, pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a result of any indemnity or other contractual arrangement with any third party or any taxing authority.

          (g) Parachute Payments. Except as specifically stated on Schedule 2.5, there is no Contract or plan by or with any Acquired Company covering any Person as to which payment or vesting thereunder (including any payment or vesting as a result of the Merger) could result in either a nondeductible expense to the Acquired Company because of Section 280(G) of the Code or an excise tax to the recipient of the payment under Section 4999 of the Code.

          (h) Miscellaneous. No Acquired Company (i) is or has ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes; or (ii) is a passive foreign investment company as defined in Section 1296(a) of the Code.

          (i)  Straddle Periods.  For purposes of this
Agreement, whenever it is necessary to determine the liability for Taxes of any Acquired Company for a taxable period that begins before and ends after the Closing Date (a "Straddle Period"), the determination of the Taxes of the Acquired Company for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date will be determined by assuming that the Straddle Period consisted of two taxable years or periods, one that ended at the close of the Closing Date and the other that began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Acquired Company for the Straddle Period will be allocated between the two taxable years or periods on a "closing of the books basis" by assuming that the Acquired Company's books were closed at the close of business on the Closing Date, provided, however, that exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, will be apportioned between such two taxable years or periods on a daily basis.

          2.6  Material Contracts.

          Schedule 2.6 lists each Contract to which any Acquired Company is a party or to which any Acquired Company or any of its properties is subject or by which any Acquired Company or its assets is bound that is deemed a Material Contract under this Agreement. The following Contracts will be deemed to be Material Contracts: any Contract that
(a) obligates any Acquired Company to pay, or entitles any Acquired Company to receive, after the date of the Interim Balance Sheet, $35,000 or more, (b) has an unexpired term as of the date of the Interim Balance Sheet in excess of one year, (c) the Business is substantially dependent upon or that is otherwise material to the Business, (d) provides for an extension of credit to or by any Acquired Company,
(e) limits or restricts the ability of any Acquired Company to compete or otherwise to conduct its business in any manner or place, (f) provides for a guaranty or indemnity by or in favor of any Acquired Company, (g) grants a power of attorney, agency or similar authority to another Person,
(h) grants to a third party a right of first refusal,
(i) grants a right to, or creates an obligation of, any Affiliate, officer or director or any Associate of any Shareholder or Acquired Company, other than options granted under Company's stock option plans, as described on Schedule 2.2, (j) requires any Acquired Company to buy or sell goods or services with respect to which there will be material losses (other than as provided for or otherwise reserved against on the Interim Balance Sheet), (k) is between one or more Shareholders or Option Holders or any Affiliate of any Shareholder or any Option Holder and any Acquired Company, other than options granted under Company's stock option plans, as described on Schedule 2.2, (l) relates to the licensing to or by any Acquired Company of Intellectual Property Rights (other than Company's standard license agreements substantially in the forms attached as Exhibit B and shrink-wrap licenses for readily available software),
(m) pertains to a joint venture, partnership or other arrangement involving a sharing of profits, losses, costs or liabilities with any other Person; (n) is a collective bargaining or similar agreement with a labor union or representative of a group of employees; (o) relates to the lease, rental, installment or conditional sale of any Acquired Company tangible or intangible personal property (other than Intellectual Property licenses); (p) relates to the licensing of software and deviates from the forms of standard licensing agreements attached as Exhibit B; (q) relates to distribution or reseller arrangements for software products; or (r) was not made in the Ordinary Course and involves an amount in excess of $5,000. Each Material Contract is valid and subsisting; the relevant Acquired Company has duly performed all its material obligations thereunder to the extent that those obligations have accrued; no breach or default or alleged breach or default, or event that would (with the passage of time, notice or both) constitute a breach or default thereunder by any Acquired Company or, to the Knowledge of Company and the Significant Shareholders, any other Person, as the case may be, has occurred; and no breach or default thereunder has occurred or will occur as a result of the execution, delivery or performance of this Agreement. True copies of the agreements listed on Schedule 2.6, including all amendments and supplements, have been delivered to Buyer.

          2.7  Property.

          (a) Leased Real Property. Schedule 2.7 accurately lists all real property leaseholds held by any Acquired Company. The Acquired Companies do not own any real property in fee, and do not own or hold any other interests in real property. Company has delivered or made available to Buyer true copies of all lease agreements pertaining to real property leased by any Acquired Company.

          (b) Ownership of Property. The Acquired Companies own all the properties and assets they purport to own or that are reflected as owned in the Acquired Companies' books and records, including all properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course), and all properties and assets purchased or otherwise acquired by the Acquired Companies since the date of the Interim Balance Sheet (except for personal property acquired and sold since the date of the Interim Balance
Sheet in the Ordinary Course).

          (c) Encumbrances. All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances except (i) security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(ii) security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (these mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists,
(iii) liens for current Taxes not yet due, and (iv) as described on Schedule 2.7.

          2.8  Authorization; No Conflicts.

          (a) Authorization. Each of Company and each corporate Significant Shareholder has all necessary power and authority to execute, deliver and perform this Agreement and the other Seller Documents to which it is a party. The execution, delivery and performance of this Agreement and other Seller Documents by Company and the corporate
Significant Shareholders have been duly and validly authorized by their respective Boards of Directors and by all other necessary corporate action on their part. The individual Significant Shareholder has the unrestricted right, power and capacity to execute, deliver and perform this Agreement and other Seller Documents signed by him.
This Agreement and the other Seller Documents constitute the legally valid and binding obligations of Company and the Significant Shareholders, enforceable against Company and the Significant Shareholders in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

          (b) No Conflicts. Neither the execution and delivery of this Agreement and the other Seller Documents nor the consummation or performance of any Transactions will, directly or indirectly (with or without notice or lapse of time):

               (i) contravene, conflict with or violate (A) any provision of the charter documents or bylaws of any Acquired Company or any corporate Significant Shareholder or (B) any resolution adopted by the boards of directors or shareholders of any Acquired Company or any corporate Significant Shareholder;

               (ii) contravene, conflict with or violate, or give any Governmental Entity or other Person the right to challenge any of the Transactions or any related agreements or to exercise any remedy or obtain any relief under, any Law or Order to which any Acquired Company or Significant Shareholder or any assets owned or used by any Acquired Company may be subject;

               (iii)  contravene, conflict with or violate
     any of the terms or requirements of, or give any Governmental Entity the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit held by any Acquired Company or that otherwise relates to the Business;

               (iv)   cause any Acquired Company to become
     subject to, or to become liable for the payment of, any Tax;

               (v)   cause any material assets owned by any
     Acquired Company to be reassessed or revalued by any taxing authority or other Governmental Entity;

               (vi) contravene, conflict with or violate any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Material Contract or any Contract of a Significant Shareholder (except that Company Options will be affected as provided in Sections 1.4(b) and 1.5(b));

              (vii)   result in the imposition or creation of
     any Encumbrance upon or with respect to any assets owned or used by any Acquired Company; or

              (viii)  accelerate vesting of any employee
     benefits except as disclosed on Schedule 2.8.

          (c)  Approvals.  Except for a filing under the Hart-
Scott-Rodino Act, the approval of the Merger by the Shareholders, and the Approvals listed on Schedule 2.8, no Acquired
Company or Significant Shareholder is, nor will it be, required to give any notice to, make any filing with, or obtain any Approval or Permit from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

          (d)  No Dissenters' Rights.  Each Significant
Shareholder hereby waives any dissenter's rights it could have under Chapter 13 of the CGCL in connection with the Merger.

          2.9  Actions and Orders.

          (a) Actions. Except as stated on Schedule 2.9, (i) there is no pending Action that (A) has been commenced by or against any Acquired Company or that otherwise relates to or could affect the Business, or any of the assets owned or used by any Acquired Company; or (B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Transactions, and (ii) to the Knowledge of Company and the Significant Shareholders, (A) no such Action has been Threatened, and (B) no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Action.

          (b) Orders. Except as stated on Schedule 2.9, (i) there is no Order to which any of the Acquired Companies, or any of the assets owned or used by any Acquired Company, is subject; (ii) no Significant Shareholder is subject to any Order that relates to the Business, or to any of the assets owned or used by any Acquired Company; (iii) no officer, director, agent, or employee of any Acquired Company is subject to any Order that prohibits him or her from engaging in or continuing any conduct, activity, or practice relating to the Business; (iv) each Acquired Company is, and at all times since December 31, 1994 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (v) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is subject; and (vi) no Acquired Company has received, at any time since December 31, 1994, any notice or other communication (whether oral or written) from any Governmental Entity or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which any Acquired Company, or any of the assets owned or used by any Acquired Company, is or has been subject.

          (c) Effect; Documents. No Order applicable to any Acquired Company or the Business, and no pending or Threatened Action involving any Acquired Company or the Business has had or will have, individually or in the aggregate, a material adverse effect on any Acquired Company or the Business. Company has made available to Buyer true copies of all Actions and Orders listed in Schedule 2.9.

          2.10 Dividends and Other Distributions.

          Since the date of the Interim Balance Sheet, Company has not declared, paid, distributed or issued to its Shareholders any dividend or other distribution of assets or securities, whether consisting of money, property or any other thing of value.

          2.11 Insurance.

          (a) Deliveries. Company has delivered to Buyer: (i) true and complete copies of all policies of insurance to which any Acquired Company is a party or under which any Acquired Company, or any director of any Acquired Company, is or has been covered at any time since December 31, 1994; (ii) true and complete copies of all pending applications for policies of insurance; and (iii) any statement by the auditor of any Acquired Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

          (b) Self-Insurance, Etc. Schedule 2.11 describes (i) any self-insurance arrangement by or affecting any Acquired Company, including any reserves established under that arrangement; (ii) any Contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by any Acquired Company; and (iii) all obligations of the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

          (c) Loss Experience. Schedule 2.11 provides, for the current policy year and each of the three preceding policy years: (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which states: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

          (d) Status. Except as stated on Schedule 2.11, all policies to which any Acquired Company is a party or that provide coverage to any Acquired Company, or any director or officer of an Acquired Company (i) are valid, outstanding and enforceable; (ii) are issued by an insurer that is financially sound and reputable; (iii) taken together, provide insurance coverage for the Acquired Companies and the Business at a level customary in the Acquired Companies' industry; (iv) will continue in full force and effect following the consummation of the Transactions; and (v) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of any Acquired Company. There are no Material Contracts, or Laws applicable to the Acquired Companies, requiring that any Acquired Company maintain any particular amount or type of insurance.

          (e)  Cancellation and Premiums.  Except as stated on
Schedule 2.11, (i) no Acquired Company or Significant Shareholder has received since December 31, 1994, (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; and (ii) the Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any Acquired Company is a party or that provides coverage to any Acquired Company or any of its directors.

          (f) Notice of Claims. The Acquired Companies have given notice to the relevant insurer of all claims that could be insured by their insurance policies.

          2.12 Compliance with Law.

          (a)  General.  Except as stated in Schedule 2.12:

               (i) each Acquired Company is, and at all times since December 31, 1994 has been, in full compliance with each Law applicable to it or the Business;

               (ii)   no event has occurred or circumstance
exists that (with or without notice or lapse of time) (A) could constitute or result in a violation by any Acquired Company of, or a failure on the part of any Acquired Company to comply with, any Law, or (B) could give rise to any obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost or, any remedial action of any nature; and

               (iii) no Acquired Company has received, at any time since December 31, 1994, any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (A) any actual, alleged, possible, or potential violation of, or failure to company with, any Law, or (B) any actual, alleged, possible, or potential obligation on the part of any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

          (b) Environmental Matters. Except as specifically described in Schedule 2.12, (i) no Acquired Company has generated, used, transported, treated, stored, released or disposed of, or has suffered or permitted anyone else to generate, use, transport, treat, store, release or dispose of any Hazardous Substance in violation of any Law;
(ii) there has not been any generation, use, transportation, treatment, storage, release or disposal of any Hazardous Substance in connection with the conduct of the Business or the use of any property or facility of any Acquired Company, or to the Knowledge of Company or the Significant Shareholders any nearby or adjacent properties that has created or might reasonably be expected to create any liability under any Law or that would require reporting to or notification of any Governmental Entity; (iii) no asbestos or polychlorinated biphenyl or underground storage tank is contained in or located at any Acquired Company facility; and (iv) any Hazardous Substance handled or dealt with in any way in connection with the Business, whether before or during the relevant Acquired Company's ownership, has been and is being handled or dealt with in compliance with all applicable Laws.

          (c) Permits. The Acquired Companies hold no Permits other than routine, immaterial licenses to do business in certain localities. These Listed Permits (i) will not be revoked or otherwise adversely affected by the Transactions, and (ii) collectively constitute all of the Permits necessary to permit the Acquired Companies to lawfully conduct and operate the Business in the manner they currently conduct and operate it and to permit the Acquired Companies to own and use their assets in the manner in which they currently own and use them.

          2.13 Employee Benefits.

          (a)  Benefit Plans.

               (i) Schedule 2.13 lists all employee benefit, compensation and fringe benefit plans and arrangements, including any "employee benefit plan" (within the meaning of Section 3(3) of ERISA), to which any Acquired Company is or ever has been a party or by which any is or ever has been bound, legally or otherwise (collectively, the "Plans").

               (ii)   Company has delivered to Buyer true and
     complete copies of all documents and summary plan descriptions with respect to the Plans, or summary descriptions of any Plans not in writing.

               (iii)  There are no negotiations, demands or
     proposals that are pending or have been made that concern matters now covered, or that would be covered, by the Plans.

               (iv) The Acquired Companies and each trade or business (whether or not incorporated) that is a member of a group of which any Acquired Company is a member and that is under common control within the meaning of Section 414(b) and (c) of the Code ("ERISA Affiliate") are in full compliance with the applicable provisions of ERISA and all other Laws applicable with respect to all such plans, agreements and arrangements and to all group health plans of any ERISA Affiliate. The Acquired Companies and ERISA Affiliates have performed all of their obligations under all such plans, agreements and arrangements. There are no Actions (other than routine claims for benefits) pending or Threatened against such plans or their assets, or arising out of such plans, agreements or arrangements, and, no facts exist that could give rise to any such Actions.

               (v) Except as specified in Schedule 2.13, each Plan can be terminated by an Acquired Company within 30 days after the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits.

          (b)  Qualified Stock, Pension and Profit-sharing Plans.

               (i) Company's 401(k) plan (the "401(k) Plan") is the only "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) that is a stock bonus, pension or profit-sharing plan within the meaning of Section 401(a) of the Code.

               (ii) The 401(k) Plan is qualified in form and operation under Section 401(a) of the Code and the trust under that plan is exempt from tax under Section 501(a) of the Code. No event has occurred that will or could subject the 401(k) Plan to tax under Section 511 of the Code. No prohibited transaction (within the meaning of Section 4975 of the Code) or party-in-interest transaction (within the meaning of Section 406 of ERISA) has occurred with respect to the 401(k) Plan.

               (iii) With respect to the 401(k) Plan, Company has delivered to Buyer copies of the following documents:
      (i) the form 5500 with all attachments filed in each of the most recent three plan years, (ii) the most recent determination letter from the IRS, and (iii) the consolidated statement of assets and liabilities of the 401(k) Plan as of its most recent valuation date.

          (c)  Section 412 or Title IV Plans.  No plan listed in
Schedule 2.13(a) is a plan subject to Section 412 of the Code or Title IV of ERISA.

          (d)  Multiemployer Plans.  No Plan listed in Section
2.13 is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA). Neither Company nor any ERISA Affiliate has ever contributed to or had an obligation to contribute to any multiemployer plan.

          (e) Retiree Benefits. There are no Company employees who are entitled to (i) any pension benefit that is unfunded or
(ii) any pension or other benefit to be paid after termination of employment other than required by Section 601 of ERISA (or similar provision of state Law) or pursuant to plans intending to be qualified under Section 401(a) of the Code, and no other benefits whatsoever are payable to any Company employees after termination of employment (including retiree medical and death benefits).

          (f) Employee Welfare Benefit Plans. Each Plan that is an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or
(ii) unfunded. There is no liability in the nature of a retroactive rate adjustment to or loss-sharing or similar arrangement, with respect to any employee welfare benefit plan.

          (g) Contributions. All contributions or payments owed with respect to any periods before the Closing under any Plan have been made, and all other amounts that relate to those periods have been accrued on the financial statements referred to in Section 2.3.

          2.14 Certain Interests.

          Except as listed on Schedule 2.14, no Affiliate or Associate of any Acquired Company, no Associate of any such Affiliate, no director or officer of any Acquired Company (or any Associate of such officer or director), no Significant Shareholder, and, to the Knowledge of Company and the Significant Shareholders, no other Shareholder, has any (a) interest in any property used in or pertaining to the Business; (b) interest in any Person that competes with any Acquired Company; (c) interest in any customer or supplier doing business with the any Acquired Company; (d) any Contract with any Acquired Company; or (e) claim against any Acquired Company.

          2.15 Bank Accounts, Powers, etc.

          Schedule 2.15 lists each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which any Acquired Company has an account or safe deposit box and the names and identification of all Persons authorized to draw on it or to have access to it.

          2.16 No Brokers or Finders.

          No agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of any Acquired Company or any of their respective Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any brokerage or finder's or similar fee or other commission as a result of this Agreement or the Transactions other than Ned Elliot or his previous employer.

          2.17 Intangible Property.

          (a) Registrations. Schedule 2.17 lists all United States and foreign: (i) patents and patent applications;
(ii) registered trademarks and trademark applications;
(iii) registered copyrights and applications for copyright applications; (iv) mask work registrations and applications to register mask works; (v) other registered Intellectual Property Rights; and (vi) other material items of Intangible Property, in each case owned by, or licensed to, any Acquired Company, or in which any Acquired Company has an interest. The registrations listed on Schedule 2.17 are valid and subsisting in all jurisdictions listed on Schedule 2.17; all necessary registration and renewal fees have been made or paid; all documents and certificates have been filed with the relevant patent, copyright and trademark authorities; and there are no pending or, to the Knowledge of Company and the Significant Shareholders, Threatened objections or oppositions by third parties against these registrations.

          (b)  Products.  The Acquired Companies own
exclusively, and have good title to, all software products of the Acquired Companies or other works of authorship that any Acquired Company otherwise purports to own. Except as listed on Schedule 2.17, the Acquired Companies have complete rights and ownership of all Intangible Property used in connection with the Business and do not use any Intangible Property by consent of any other Person or pursuant to any obligation to make any payments (and do not make any payments) to others with respect to them (other than shrink wrap licenses for readily available software). The Acquired Companies' Intangible Property is fully assignable free and clear of any Encumbrances and will not be adversely affected by the execution and delivery of this Agreement or the consummation of the Transactions.

          (c)  Contracts.  The Contracts listed on Schedule
2.17 include all Contracts, including all licenses or sublicense agreements, to which any Acquired Company is a party with respect to any Intellectual Property Rights licensed to or by any Acquired Company (other than shrink wrap licenses for readily available software and standard software license agreements in the forms attached as Exhibit B). The
Acquired Companies have performed all obligations required to be performed by them, and are not in default, under any of these Contracts.

          (d) Notice of Infringement. No Acquired Company has received notice from any Person (or otherwise has Knowledge) that its operation of the Business, including its design, development, manufacture and sale of its products and provision of services, conflicts with or infringes the Intellectual Property Rights of any Person.

          (e) Agreements. All current and former employees and consultants of the Acquired Companies have executed confidentiality and inventions agreements in the form of Exhibit C.

          (f) Year 2000. All (i) software products sold by the Acquired Companies since December 31, 1994, and (ii) internal computer hardware, software and networks of the Acquired Companies are "Year 2000 compliant" in accordance with the standards contained in IEEE Standard
2000.1-1998.

          (g)  Trade Secrets.

               (i) The documentation relating to each Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the Knowledge or memory of any individual.

               (ii)   The Acquired Companies have taken all
     reasonable precautions to protect the secrecy, confidentiality and value of their Trade Secrets.

               (iii)  The Acquired Companies have good title
     and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to the Knowledge of the Acquired Companies and the Significant Shareholders, have not been used, divulged or appropriated either for the benefit of any Person or to the detriment of the Acquired Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

          2.18 Receivables.

          All receivables of the Acquired Companies reflected on the Interim Balance Sheet or on the Acquired Companies' accounting records as of the Closing Date or otherwise, represent or will represent valid obligations arising from sales actually made in the Ordinary Course. Unless paid before the Closing Date, these receivables are or will be current and fully collectible net of any reserves shown on the Interim Balance Sheet (which reserves are adequate and were calculated on a basis consistent with GAAP and past practices) within 90 days after the day they first became or become due. Company has delivered to Buyer a complete and accurate aging list of all Acquired Company receivables as of April 30, 1999.

          2.19 Customers and Suppliers.

          Schedule 2.19 lists all Acquired Company Contracts with, and the relevant percentage of business attributable to, the 10 largest customers of the Business at the date of this Agreement. No Acquired Company has any sole-source suppliers of significant goods or services (other than utilities), and no supplier is otherwise critical to any Acquired Company.

          2.20 Certain Payments.

          Since December 31, 1994, no Acquired Company or director, officer, agent or employee of any Acquired Company, or any other Person associated with or acting for or on behalf of any Acquired Company, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Acquired Company or any Affiliate of an Acquired Company, or (iv) otherwise in violation of any Law; or (b) established or maintained any fund or asset not recorded in the books and records of the Acquired Companies.

          2.21 Employees.

          (a) List. Schedule 2.21 contains a complete and accurate list of the following information for each Acquired Company employee or director, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable; vacation accrued; location;
and service credited for purposes of vesting and eligibility to participate under any Acquired Company's employee benefit plans described in Section 2.13.

          (b) Agreements. To the Knowledge of Company and the Significant Shareholders, no employee or director of any Acquired Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between him or her and any other Person that in any way adversely affects or will affect (i) the performance of his or her duties as an Acquired Company employee or director, or
(ii) the ability of any Acquired Company to conduct its business, including any agreement with the Acquired
Companies or the Significant Shareholders by any such employee or director. To the Knowledge of Company and the Significant Shareholders, no director, officer, or other key employee of any Acquired Company intends to terminate his employment with that Acquired Company.

          (c) Retiree Benefits. Schedule 2.21 also accurately summarizes all benefit plans for all retired Acquired
Company employees, directors and their dependents receiving benefits or scheduled to receive benefits in the future.

          (d) Labor Relations; Compliance. Since December 31, 1994, no Acquired Company has been or is a party to any collective bargaining or other labor Contract. Since that date, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process,
(b) any Action against or affecting any Acquired Company relating to the alleged violation of any Law pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Entity, organizational activity, or other labor or employment dispute against or affecting any Acquired Company or its premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Acquired Company, and no Acquired Company contemplates such an action. Each Acquired Company has complied in all respects with all Laws relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. No
Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

          2.22 Disclosure.

          No representation or warranty of Company and the Significant Shareholders in this Agreement or the related
Schedules, contains, and no notice under this Agreement will contain, a Material Misstatement.

     ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BUYER

          3.1  Organization and Related Matters.

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary corporate power and authority to carry on its business as now being conducted. Buyer has the necessary corporate power and authority to execute, deliver and perform this Agreement and the other Buyer Documents.

          3.2  Authorization.

          The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer has been duly and validly authorized by Buyer's Board of Directors and by all other necessary corporate action on Buyer's part. This Agreement and the other Buyer Documents constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          3.3  Approvals.

          Except for a filing under the Hart-Scott-Rodino Act and the Approvals listed on Schedule 3.3, Buyer is not, nor will it be, required to give any notice to, make any filing with, or obtain any Approval or Permit from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

          3.4  No Conflicts.

          The execution, delivery and performance of this Agreement and the other Buyer Documents by Buyer will not violate or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under (a) Buyer's charter documents or bylaws,
(b) any Law to which Buyer is subject or (c) any Contract to which Buyer is a party that is material to Buyer's financial condition, results of operations or business.

          3.5  No Brokers or Finders.

          No agent, broker, finder or investment or commercial banker, or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transactions, is or will be entitled to any broker's or finder's or similar fees or other commissions as a result of this Agreement or the Transactions.

          3.6  Legal Proceedings.

          There is no Order or Action pending or, to Buyer's Knowledge, Threatened against Buyer that individually or when aggregated with one or more other Actions has or might reasonably be expected to have a material adverse effect on Buyer's business or its ability to perform this Agreement.

          3.7  Merger Sub.

          (a) Formation. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The execution, delivery and performance by Merger Sub of this Agreement and all the other instruments to be executed and/or delivered by Merger Sub in connection with the Transactions, have been duly and validly authorized by all necessary corporate action on the part of Merger Sub, and do not conflict with its Articles of Incorporation or Bylaws. Merger Sub has all necessary power and authority to execute, deliver and perform this Agreement and such other instruments. This Agreement and all the other instruments to be executed and/or delivered by Merger Sub constitute valid and binding obligations of Merger Sub enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally.

          (b) Ownership. Buyer owns all issued and outstanding capital stock of Merger Sub.

          3.8  Available Funds.

          On the Closing Date, Buyer will have sufficient available funds to pay the Merger Consideration.

          3.9  SEC Reports.

          All documents filed by Buyer with the SEC pursuant to the Securities Act and the Exchange Act were filed on a timely basis, complied in form in all material respects with applicable Laws, and did not contain any Material
Misstatement.

    ARTICLE IV - COVENANTS RELATING TO THE PERIOD ENDING
                 WITH THE CLOSING

          4.1  Access.

          The Acquired Companies and the Significant
Shareholders will authorize and permit Buyer and its representatives (including its independent accountants and counsel) to have reasonable access during normal business hours, upon reasonable notice and in ways that will not unreasonably interfere with the conduct of the Business, to all of their respective properties, books, records, operating instructions and procedures, Tax Returns and all other information with respect to the Business as Buyer may from time to time request, and to make copies of those books, records and other documents and to discuss the Business with those other Persons, including its directors, officers, employees, accountants, counsel, suppliers, customers and creditors, as Buyer considers necessary or appropriate for the purposes of familiarizing itself with the Business, obtaining any necessary Approvals of or Permits for the Transactions and conducting an evaluation of the Business. Company will provide Buyer with notice of all meetings of the shareholders of the Company and its board of directors and will furnish concurrently to Buyer copies of all materials distributed to members of the board in connection with those meetings.

          4.2  Changes; Reports.   Between the date of this
Agreement and the Closing Date:

          (a) Notice. Company will promptly notify Buyer of any event, fact or condition that (i) has had or might reasonably be expected to have a material adverse effect on the Business; or (ii) if known as of the date of this Agreement would have been required by this Agreement to be disclosed to Buyer in this Agreement (including its schedules); or (iii) would constitute a breach of any covenant of Company or the Significant Shareholders; or
(iv) would make satisfaction of any condition in this Agreement unlikely or impossible.

          (b) Reports. Company will furnish to Buyer (i) monthly and quarterly unaudited balance sheets, statements of income, changes in shareholders' equity and cash flows for the Acquired Companies, and (ii) any other reports Buyer reasonably requests relating to the Business.

          (c) Tax Returns. Company will furnish to Buyer all Tax Returns filed with any Governmental Entity relating to any Acquired Company.

          4.3  Conduct of Business.

          Between the date of this Agreement and the Closing
Date, Company and the Significant Shareholders will ensure that no Acquired Company will, without Buyer's prior consent in writing:

          (a)  conduct the Business other than in the Ordinary
Course; or

          (b) except as required by their terms, amend, terminate, renew/fail to renew or renegotiate any Material Contract or default (or take or omit to take any action that, with or without the giving of notice or passage of time, would constitute a default) in any of its obligations under any Material Contract or enter into any new Material Contract or take any action that could reasonably be expected to jeopardize the continuance of its material supplier or customer relationships; or

          (c) terminate, amend or fail to renew any existing insurance coverage; or

          (d) terminate or fail to renew or preserve any Permits; or

          (e) incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by any Acquired Company of more than $10,000 in any specific case or $50,000 in the aggregate; or

          (f) make any loan, guaranty or other extension of credit, or enter into any commitment to make any loan, guaranty or other extension of credit, to or for the benefit of any director, officer, employee, shareholder or any of their respective Associates or Affiliates; or

          (g) sell, transfer, lease, pledge, mortgage, encumber or otherwise dispose of any assets (other than sales of inventory in the Ordinary Course), including any sale, license, lease or other disposition of Intellectual
Property; or

          (h) issue, sell, redeem or acquire for value, any debt obligations or Equity Securities of any Acquired Company, other than issuances of Common Stock upon the exercise of stock options under the Company's existing stock option plan; or

          (i) declare, issue, make or pay any dividend or other distribution of assets, whether consisting of money, other personal property, real property or other thing of value, to its shareholders, or split, combine, dividend, distribute or reclassify any shares of its Equity Securities; or

          (j)  change or amend its charter documents or bylaws;
or

          (k) make special or extraordinary payments to any Person; or

          (l) make any material investment, by purchase, contributions to capital, property transfers, or otherwise, in any other Person; or

          (m) compromise or otherwise settle any claims involving more than $10,000; or

          (n) make any Tax election or make any change in any method or period of accounting or in any accounting policy, practice or procedure; or

          (o)  dispose of or permit to lapse any Intangible
Property or any rights to its use; or

          (p) grant any general or uniform increase in the rates of pay or benefits to officers, directors or employees (or a class thereof) or any material increase in salary or benefits of any officer, director, employee or agent; or pay any bonus to any Person; or adopt any new employee benefit plan or arrangement, or modify any existing employee benefit plans described in Section 2.13; or

          (q) make any capital expenditures, except as stated in Schedule 4.3(q); or

          (r)  cancel or waive any claims or rights; or

          (s) agree to or make any commitment to take any actions prohibited by this Section 4.3.

          4.4  Permits and Approvals.

          Company, the Significant Shareholders and Buyer each agree to cooperate with each other and use their Best
Efforts to obtain, and will immediately prepare all registrations, filings (including filings under the Hart-
Scott-Rodino Act), applications, requests and notices necessary to obtain, all Approvals and Permits that are necessary, or that are reasonably requested by Buyer, to consummate the Transactions.

          4.5  Preservation of Business Before Closing Date.

          During the period beginning on the date of this Agreement and ending on the Closing Date, (a) Company and the Significant Shareholders will use their best efforts to preserve the Business and to preserve the goodwill of customers, suppliers and others having business relations with any Acquired Company, and (b) the Parties will consult with each other concerning, and Company and the Significant
Shareholders will cooperate to keep available to Buyer, the services of the officers and employees of each Acquired
Company that Buyer wishes to have such Acquired Company retain. Nothing in this Section will obligate Buyer or any Acquired Company after the Closing to retain or offer employment to any Acquired Company officer or employee.

          4.6  Confidentiality.

          All non-public information disclosed by any Party (or its representatives) whether before or after the date of this Agreement, in connection with the Transactions, or the discussions and negotiations preceding this Agreement, to any other Party (or its representatives) will be kept confidential by the receiving Party and its representatives and will not be used by any such Persons other than as contemplated by this Agreement, except to the extent otherwise required by Law or to the extent the duty as to confidentiality is waived in writing by the disclosing Party. If this Agreement is terminated in accordance with its terms, each receiving Party will return upon written request from the disclosing Party all documents (and reproductions thereof) received by it or its representatives from the disclosing Party (and, in the case of reproductions, all such reproductions made by the receiving Party) that include information not within the exceptions contained in the first sentence of this Section 4.6, unless the recipients provide assurances reasonably satisfactory to the requesting Party that the documents have been destroyed.

          4.7  Negotiations.

          The Acquired Companies and the Significant
Shareholders (either directly or indirectly) and Company, and each of their representatives and agents, will not initiate, solicit or encourage any inquiry, offer or proposal with respect to any acquisition, merger, tender or exchange offer or other form of business combination involving any Acquired Company, or any acquisition or disposition of all or any substantial part of any Acquired Company's assets, stock or other securities (each a "Competing Transaction"). Company and the Significant Shareholders will promptly notify Buyer of the details of any discussions with or proposal or offer from any other Person relating to a Competing Transaction. Compliance with this Section will not relieve Company of any other express or implied obligations under this Agreement or under applicable Law.

          4.8  Shareholders' Meeting.

          Company will, and the Significant Shareholders will cause Company to, take all steps necessary to duly call, give notice of, convene and hold a meeting of the Shareholders to be held as soon as is reasonably practicable for the purpose of voting on the approval of this Agreement and the Transactions, including the Merger. Company will, through its Board of Directors, recommend to the Shareholders that they approve this Agreement, the Merger and the other Transactions, and any other matters submitted to the Shareholders in connection with this Agreement. The materials sent by Company to the Shareholders to solicit their approval will not contain any Material Misstatement. The Significant Shareholders will vote all their Shares in favor of the Transactions, including the Merger and any other matters submitted to the Shareholders in connection with this Agreement.

          4.9  Tax Returns.

          Company and the Significant Shareholders will ensure that the Acquired Companies timely file all Tax Returns required to be filed, and pay all Taxes (including payments of estimated tax sufficient to avoid penalties) required to be paid, before the Closing Date. Buyer will have the opportunity to review all such material Tax Returns before they are filed and to approve any positions taken in those Tax Returns that could materially affect the Tax liability of the Acquired Companies or their Affiliates in any post-Closing period; provided, however, that such approval will not be required as to any position that reflects a consistent reporting practice followed by the relevant Acquired Company in prior years.

        ARTICLE V - ADDITIONAL CONTINUING COVENANTS

          5.1  Nondisclosure of Proprietary Data.

          No Acquired Company or Significant Shareholder nor any of their representatives will, at any time, make use of, divulge or otherwise disclose, directly or indirectly, any Trade Secret or other proprietary data (including, but not limited to, any customer list, record or financial information) concerning the Business or any Acquired Company that the Significant Shareholders or any representative of the Significant Shareholders may have learned as a shareholder, employee, officer or director of any Acquired Company. In addition, neither the Significant Shareholders nor any of their representatives will make use of, divulge or otherwise disclose, directly or indirectly, to Persons other than Buyer, any confidential information concerning the Business that may have been learned in any such capacity or any confidential information they learn about Buyer.

          5.2  Tax Cooperation.

          After the Closing, the Significant Shareholders will cooperate with Buyer and the Acquired Companies in the preparation of their Tax Returns and will provide, or cause to be provided at Buyer's sole cost and expense, to Buyer and the Acquired Companies any related records and other information they reasonably request, as well as access to, and the cooperation of, the auditors of the Acquired Companies. The Significant Shareholders will cooperate with Buyer and the Acquired Companies in connection with any Tax audit or Tax-related Action. Any information obtained pursuant to this Section 5.2 or pursuant to any other Section of this Agreement providing for the sharing of information or the review of any Tax Return or other Schedule relating to Taxes will be subject to Section 4.6.

                ARTICLE VI - CONDITIONS

          6.1  Conditions to Obligations of All Parties.

          The Parties' respective obligations to complete the Merger and related Transactions will be subject to (a) the expiration or termination of the waiting period prescribed by the Hart-Scott-Rodino Act before July 31, 1999; (b) the closing of the Stock Purchase; and (c) the absence of any Action commenced or Threatened since the date of this Agreement against Buyer, or against any person affiliated with Buyer, or against Company, any Company officer or director or any Significant Shareholder
(i) involving any challenge to, or seeking damages or other relief in connection with, any of the Transactions, or
(ii) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Transactions.

          6.2  Conditions to Buyer's Obligations.

          Buyer's obligation to consummate the Merger and other Transactions is subject to the satisfaction, on or before the Closing Date, of each of the following additional conditions (any of which can be waived by Buyer in whole or in part):

          (a) Representations and Warranties of Company and the Significant Shareholders. All of the representations and warranties of Company and the Significant Shareholders in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate as of the date of this Agreement, and all such representations and warranties, other than the representation and warranty in Section 2.4(a), must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any disclosures after the date of this Agreement. It is understood that if there has been a material adverse change or effect of the kind described in Section 2.4(a) after the date of this Agreement, other than as a result of an adverse change or event triggered by third party actions taken in response to the Transactions, it will be subject to a claim for indemnification under Section 8.3(a) and will not give rise to a failure of a condition to Buyer's obligations to complete the Closing.

          (b)  Performance by Company and the Significant
Shareholders. All of the covenants and obligations that Company and the Significant Shareholders are required to perform or to comply with pursuant to this Agreement at or before the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

          (c)  Approvals.  Each Approval identified in Schedule
2.8, must have been obtained (without the imposition of conditions or other requirements Buyer reasonably deems materially burdensome) and remain in full force and effect.

          (d) Resignation of Directors and Officers. The directors and officers of the Acquired Companies listed in a letter to be delivered by Buyer to Company not less than five days before the Closing Date must have submitted their resignations in writing to the relevant Acquired Company, as applicable. These resignations will be effective as of the Closing.

          (e) Documents. Each of the following documents must have been delivered to Buyer:

               (i) an opinion of Graham & James LLP, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and addressing the matters listed in Exhibit D, as well as any others reasonably requested by Buyer:

               (ii)   the Escrow Agreement, duly executed by
     Company and the Significant Shareholders;

               (iii)  the Non-Competition Agreement, duly
     executed by Nearchos Irinarchos;

               (iv) a certificate signed by Company's Chief Executive Officer and Chief Financial Officer and each of the Significant Shareholders to the effect that the conditions stated above in Sections 6.2(a) and 6.2(b) have been satisfied; and

               (v)    any other documents Buyer reasonably
     requests for the purpose of (A) enabling its counsel to provide the opinion referred to in Section 6.3(c)(i), (B) evidencing the accuracy of any of the representations and warranties of Company and the Significant Shareholders, (C) evidencing the performance by Company and the Significant Shareholders of, or their compliance with, any covenant or obligation required to be performed or complied with by them, (D) evidencing the satisfaction of any condition referred to in
     Section 6.1 or this Section 6.2, or (E) otherwise facilitating the consummation of any of the Transactions.

          (f) Dendron/Fronos Instructions. Dendron and Fronos must have delivered to Buyer irrevocable instructions, in form and substance reasonably satisfactory to Buyer, directing the deduction from the Aggregate Merger
Consideration otherwise due to them, and the deposit into the Escrow, of the amount required by Section 8.6(b).

          (g) Disinterested Shareholder Approval. The Merger and related Transactions must have been approved by a majority of the Shareholders other than the Significant
Shareholders.

          6.3 Conditions to Obligations of Company and the Significant Shareholders.

          The obligation of Company and the Significant
Shareholders to consummate the Merger and related
Transactions is subject to the satisfaction, at or prior to the Closing, of each of the following additional conditions
(any of which may be waived by Company and the Significant
Shareholders, in whole or in part):

          (a)  Buyer Representations.  All of Buyer's
representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any disclosures after the date of this Agreement.

          (b) Buyer Performance. All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing
(considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

          (c) Documents. Buyer must have caused the following documents to be delivered as indicated below:

               (i) to Company and the Significant Shareholders an opinion of O'Melveny & Myers LLP, dated the Closing
     Date, substantially in the form of Exhibit E;

               (ii) to Company and the Significant Shareholders the Escrow Agreement duly executed by Buyer;

               (iii) to Pan Cosmos A.B., the Consulting Agreement, duly executed by Buyer.

               (iv) to Company and the Significant Shareholders a certificate signed by Buyer's Chief Executive Officer and Chief Financial Officer to the effect that that the conditions stated above in Sections 6.3(a) and 6.3(b) have been satisfied;

               (v)    any other documents Company and the
     Significant Shareholders reasonably request for the purpose of (A) enabling their counsel to provide the opinion referred to in Section 6.2(e)(i),
     (B) evidencing the accuracy of any Buyer representation or warranty, (C) evidencing Buyer's performance of, or compliance with, any covenant or obligation required to be performed or complied with by Buyer, (D) evidencing the satisfaction of any condition referred to in
     Section 6.1 or this Section 6.3, or (E) otherwise facilitating the consummation of any of the Transactions.

          (d) Stay Bonus Plan. Buyer must have created a stay bonus program for the key Acquired Company employees to be identified by mutual agreement of Buyer and Company. The program will consist of (i) $723,802 in cash which will vest and be payable over a period to be determined and
(ii) options to purchase Buyer's Common Stock under Buyer's 1998 Stock Option Plan having an aggregate value of $723,802 determined in accordance with the Black-Scholes valuation model. Acquired Company employees will receive offers of the stay bonus pursuant to a letter substantially in the form of Exhibit F.

          (e) Injunction. There must not be in effect any Law or Order that (i) prohibits the Merger, the Stock Purchase or the other Transactions, and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

      ARTICLE VII - TERMINATION OF OBLIGATIONS; SURVIVAL

          7.1  Termination of Agreement.

          Anything in this Agreement to the contrary notwithstanding, either Party (as used in this Article 7, "Party" means Buyer on the one hand and Company and the Significant Shareholders on the other) can terminate this Agreement and the Transactions by notice to the other Party after July 31, 1999 unless that date is extended by mutual consent in writing by the Parties. Otherwise, this Agreement can be terminated at any time before the Closing as follows and in no other manner:

          (a) Mutual Consent. By mutual consent in writing of Buyer, Company, Merger Sub and the Significant Shareholders.

          (b) Certain Conditions Not Met by Earlier Date. By either Party if the condition in Section 6.1(a) has not been met by July 31, 1999; provided, however, that notwithstanding the foregoing, the right to terminate this Agreement pursuant to this Section 7.1(b) will not be available to any Party whose action or failure to act has been a principal direct or indirect cause in the failure of the condition in Article VI to have been satisfied and the action or failure to act constitutes a material breach of this Agreement.

          (c)  Conditions to Buyer's Performance Not Met.  By
Buyer by written notice to Company and the Significant
Shareholders if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to Buyer's obligations to consummate the Transactions as stated in Section 6.1 or 6.2.

          (d) Conditions to Company's Performance Not Met. By Company and the Significant Shareholders by written notice to Buyer if any event occurs or condition exists that would render impossible the satisfaction of one or more conditions to the obligations of Company and the Significant
Shareholders to consummate the Transactions as stated in
Section 6.1 or 6.3.

          (e) Material Breach. By either Party if there has been a Material Misstatement by the other Party in its representations and warranties in this Agreement, or other material breach by the other Party of its covenants in this Agreement.

          (f) Hart-Scott-Rodino. By Buyer if it receives a request for further information under the Hart-Scott-Rodino Act from either the Federal Trade Commission or Department of Justice (provided Buyer exercises its right to terminate this Agreement at any time before making a responsive filing to the request) by delivering written notice of the termination to Company and the Significant Shareholders.

          7.2  Effect of Termination.

          Subject to the two immediately following sentences, if this Agreement is terminated pursuant to
Section 7.1, all further obligations of the Parties under this Agreement will terminate without further liability of any Party to another; provided that the obligations of the Parties contained in Sections 4.6, 9.11 and 9.14 will survive any such termination. A termination under
Section 7.1 will not relieve any Party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

              ARTICLE VIII - INDEMNIFICATION

          8.1  Effect of Knowledge; Waiver.

          The right to indemnification, payment of Losses or other remedy based on the representations, warranties, covenants and obligations in this Agreement, the Stock Purchase Agreement and any related document delivered in connection with this Agreement or the Stock Purchase Agreement, will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Losses, or other remedy based on such representations, warranties, covenants or obligations.

          8.2  Losses.

          The term "Losses" as used in this Article VIII is not limited to matters asserted by third parties against any Indemnified Party, but includes Losses incurred or sustained by an Indemnified Party in the absence of third party claims. Payments by any Indemnified Party of amounts for which the Indemnified Party is indemnified under this Agreement will not be a condition precedent to recovery. Nothing in this Agreement will preclude a Party from exercising its rights under this Agreement and applicable Law to any available equitable remedies, including specific performance and injunctions, with respect to other Losses or breaches.

          8.3  Indemnification of Buyer.

          (a) By the Shareholders and Option Holders Through the Escrow. Buyer, Merger Sub and the Surviving Corporation and their respective directors, officers, employees, Affiliates, agents and assigns (each an "Indemnified Buyer Party"), will be indemnified and held harmless, through the Escrow (as defined in Section 8.6(b)), from and against any and all Losses (whether or not arising out of third-party claims) including Losses incurred in connection with, arising out of, resulting from or incident to (i) any breach of any representation or warranty made by Company and the Significant Shareholders in this Agreement, other than a breach resulting from an adverse change or event triggered by third party actions taken in response to the Transactions (such as, for example, a Company client terminating its relationship with Company because of an unwillingness to deal with a Buyer Affiliate); (ii) any breach of any covenant or agreement made by Company and the Significant Shareholders in this Agreement; and (iii) any liability of an Acquired Company for Taxes for any period (or portion thereof) ending on or before the Closing Date, except to the extent the liability was included in the accrual for current Taxes in the Interim Balance Sheet. Company and the
Significant Shareholders will notify Buyer of any matters covered by this Article VIII upon discovery or receipt of notice thereof (other than from Buyer), whether before or after Closing.

          (b)  By the Significant Shareholders.  The
Significant Shareholders, jointly and severally, will indemnify and hold harmless each Indemnified Buyer Party from
(i) any fraud and/or willful or intentional misrepresentation by Company or the Significant Shareholders in this Agreement or the related documents; (ii) any liabilities of the Acquired Companies for Taxes for any period (or portion thereof) ending on or before the Closing Date, to the extent such liabilities arise after the termination of the Escrow (or cannot otherwise be satisfied through the Escrow), are asserted by the Indemnified Party during the Survival Period and exceed $100,000 in the aggregate (with indemnification from the first dollar if such threshold is reached), except to the extent the liability was included in the accrual for current Taxes in the Interim Balance Sheet; and (iii) any of the following kinds of Losses to the extent there are insufficient Escrowed Assets to cover those Losses, or to the extent the Losses are incurred or discovered after the termination of the Escrow and before the end of the relevant Survival Period (as defined below): (A) Losses relating to breaches of the representations and warranties in the second sentence of Section 2.1, or of those in Sections 2.2, 2.5 or 2.8; and (B) Losses relating to breaches of the covenants of Company and the Significant Shareholders in this Agreement.

          8.4  Indemnification by Buyer.

          Buyer will indemnify and hold harmless Company and the Shareholders and their respective directors, officers, employees, Affiliates, agents and assigns (each an "Indemnified Seller Party" and together with an Indemnified Buyer Party an "Indemnified Party") from and against any and all Losses incurred in connection with, arising out of, resulting from or incident to (a) any breach of any representation or warranty made by Buyer in this Agreement or the Stock Purchase Agreement; or (b) any breach of any covenant or agreement made by Buyer in this Agreement
          .
          8.5  Survival.

          The indemnification obligations with respect to breaches of representations and warranties in this Agreement will survive for 12 months after the Effective Date, except that (a) such obligations with respect to the representations and warranties in the second sentence of
Section 2.1 and those in Sections 2.2, 2.5 and 2.8 will survive the Closing and will remain in full force and effect through the shorter of (i) the expiration of the applicable statute of limitations as the same may be extended or (ii) ten years, and (b) if a Claim or notice is given under
Article VIII with respect to any representation or warranty before the applicable expiration date, the indemnification obligations with respect to that representation or warranty will continue indefinitely until the Claim is finally resolved (the "Survival Period"). Continuing covenants in this Agreement will continue indefinitely, or for any shorter period specified in the relevant section.

          8.6  Limitation on Indemnification; Escrow.

          (a) Maximum. The maximum amount of Losses that the Shareholders and Option Holders will be responsible to bear pursuant to Section 8.3(a) (which Losses will be indemnified solely through the Escrow), is $1,400,000 in cash. The maximum amount of Losses that Buyer will be responsible to bear under Section 8.4 is $1,400,000.

          (b) Escrow. On the Effective Date, an escrow (the "Escrow") will be established pursuant to the Escrow Agreement. On that date, Buyer will deduct from the Aggregate Merger Consideration, and deposit in the Escrow, $1,500,000. Of this amount, $629,596.50 will be deducted from the Aggregate Merger Consideration due to Dendron and Fronos under this Agreement (with such deduction being made pursuant to an irrevocable instruction in form reasonably satisfactory to Buyer), and $870,403.50 will be deducted from the Aggregate Merger Consideration due all Shareholders (including Dendron and Fronos) and Option Holders pro rata in proportion to the Aggregate Merger Consideration payable to them under this Agreement. The $1,500,000 deposited in the Escrow will be held and disbursed as provided in the Escrow Agreement. The Parties will promptly give any necessary instructions to the escrow agent to carry out the
purposes of this Agreement and the Escrow Agreement.   The
funds placed in the Escrow, along with any related income and dividends (less the Shareholder Expense Reserve, as defined in the Escrow Agreement), are referred to as the "Escrowed Assets."

          (c) Insurance. The amount of Losses for which any Indemnified Party is entitled to indemnification under
Section 8.3 or 8.4, as the case may be, will be offset, on a dollar for dollar basis, against the net amount of any insurance proceeds actually received by the Indemnified Party, less any expenses incurred in connection with the receipt of those proceeds under any available insurance policies then in effect covering the Losses to which the Indemnified Party is a party; provided, however, that with respect to any Indemnified Buyer Party, this section will apply only to insurance policies to which Company is a party. Nothing in this section will preclude an Indemnified Party from filing a Claim for Losses pursuant to this
Article VIII. Each Indemnified Party will use its commercially reasonable efforts to obtain any insurance reimbursement that may be available under insurance policies then in effect to which the Indemnified Party is a party in respect of any Losses suffered or incurred by the Indemnified Party for which the Indemnified Party would otherwise be entitled to indemnification under Section 8.3 or 8.4, as the case may be.

          8.7  Procedure.

          (a) Cooperation. The Indemnified Party will cooperate in all reasonable respects with the indemnifying Party and its representatives (including its attorneys) with respect to any Action covered by the indemnification provisions of this Agreement (and any appeal arising therefrom); provided, however that the Indemnified Party may at its own cost, participate in negotiations, arbitrations and the investigation, trial and defense of the lawsuit or action and any appeal arising therefrom. The Parties will cooperate with each other in any notifications to insurers.

          (b) Defense of Claim. If a claim for Losses (a "Claim") is to be made by an Indemnified Party against the indemnifying Party, the Party claiming indemnification will give written notice (a "Claim Notice") to the indemnifying Party as soon as practicable after the Party entitled to indemnification becomes aware of any fact, condition or event that may give rise to Losses for which indemnification may be sought under this Article VIII. If any lawsuit or enforcement action is filed against an Indemnified Party, written notice thereof will be given to the indemnifying Party as promptly as practicable (and in any event within 15 calendar days after the service of the citation or summons). The failure of any Indemnified Party to give timely notice hereunder for any purpose will not affect rights to indemnification hereunder, except to the extent that the indemnifying Party has been damaged by the failure. After the notice, except as provided in the following sentence, if the indemnifying
Party acknowledges in writing to the Indemnified Party that the indemnifying Party will be obligated under its indemnity in this Agreement in connection with the lawsuit or action, then the indemnifying Party will be entitled, if it so elects at its own cost, risk and expense, (i) to take control of the defense and investigation of the lawsuit or action, (ii) to employ and engage attorneys of its own choice but in any event, reasonably acceptable to the Indemnified Party, to handle and defend the same unless the named parties to the action or proceeding (including any impleaded parties) include both the indemnifying Party and the Indemnified Party and the Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party that are different from or additional to those available to the indemnifying Party, in which event the Indemnified Party will be entitled, at the indemnifying Party's cost risk and expense, to separate counsel of its own choosing and
(iii) to compromise or settle the lawsuit or action, which compromise or settlement will be made only with the written consent of the Indemnified Party, such consent not to be unreasonably withheld. The Shareholders and Option Holders may assume the defense of a lawsuit or action as described in the preceding sentence only if Shareholders and Option Holders agree to be responsible for all Claims for Losses related to Action and if the funds available pursuant to the Escrow Agreement or otherwise provided as security by the Shareholders and Option Holders are sufficient to cover the amount of the Claim, without regard to the probability of success on the merits of any such Claim.

          If the indemnifying Party fails to assume the defense of the lawsuit or action within 30 calendar days after receipt of the Claim Notice, the Indemnified Party against which the lawsuit or action has been asserted will (upon delivering notice to that effect to the indemnifying Party) have the right to undertake, at the indemnifying Party's cost and expense, the defense, compromise or settlement of the lawsuit or action on behalf of and for the account and risk of the indemnifying Party and the indemnifying Party will, upon request of the Indemnified Party, promptly pay to the Indemnified Party the amount of any Losses resulting from the lawsuit or action; provided, however, that the lawsuit or action will not be compromised or settled without the written consent of the indemnifying Party, which consent will not be unreasonably withheld or delayed. In the event the Indemnified Party assumes the defense of the lawsuit or action, the Indemnified Party will keep the indemnifying Party reasonably informed about the progress of any such defense, compromise or settlement. Subject to Section 8.6, the indemnifying Party will be liable for any settlement of any action effected pursuant to and in accordance with this Article VIII and for any final judgment (subject to any right of appeal) and the Indemnifying Party agrees to indemnify and hold harmless an indemnified Party from and against any Losses by reason of the settlement or judgment.

                  ARTICLE IX - GENERAL

          9.1  Amendments; Waivers.

          This Agreement and any attached schedule or exhibit can be amended only by agreement in writing of all Parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated by it will be effective unless in writing and signed by the Party to be bound and then only to the specific purpose, extent and instance so provided.

          9.2  Schedules; Exhibits; Integration.

          Each schedule and exhibit delivered pursuant to this Agreement will be in writing and will constitute a part of this Agreement, although schedules need not be attached to each counterpart of this Agreement. This Agreement, together with those schedules and exhibits, constitutes the entire agreement among the Parties pertaining to the subject matter of this Agreement and supersedes all of the Parties' prior agreements and understandings in connection therewith, including, but not limited to, the existing confidentiality agreement between Buyer and Company.

          9.3  Best Efforts; Further Assurances.

          Each Party will use its Best Efforts to cause all conditions to its obligations to be timely satisfied and to perform and fulfill all obligations on its part to be performed and fulfilled under this Agreement, to the end that the Transactions will be effected substantially in accordance with its terms as soon as feasible. Each Party will execute and deliver both before and after the Closing any further certificates, agreements and other documents, and take any other actions, necessary or desirable to consummate, implement or evidence the Transactions.

          9.4  Governing Law.

          This Agreement, the legal relations between the Parties and any Action, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Agreement, the Stock Purchase Agreement and the other Buyer Documents and Seller Documents (collectively, the "Transaction Agreements"), including but not limited to the negotiation, execution, interpretation, coverage, scope, performance, breach, termination, validity, or enforceability of the Agreements, will be governed by and construed in accordance with the laws of the State of California applicable to contracts made and performed in that state and without regard to conflicts of law doctrines, except to the extent that certain matters are preempted by federal law or are governed as a matter of controlling law by the law of the State of Delaware, Buyer's jurisdiction of incorporation. Each Party irrevocably submits to and accepts for itself and its properties, generally and unconditionally, the exclusive jurisdiction of and service of process pursuant to the laws of the State of California and the rules of its courts, waives any defense of forum non conveniens and agrees to be bound by any judgment rendered thereby arising under or out of in respect of or in connection with the Transaction Agreements or any related document or obligation. Each Party further irrevocably designates and appoints the individual identified in or pursuant to Section 9.10 to receive notices on its behalf, as its agent to receive on its behalf service of all process in any such Action before any body, such service being hereby acknowledged to be effective and binding service in every respect (copies of notices or service to counsel for a party are not notice or service of process for purposes of this Agreement). A copy of any such process so served will be mailed by registered mail to each Party at its address provided in Section 9.10; provided that, unless otherwise provided by applicable law, any failure to mail that copy will not affect the validity of the service of process. If any agent so appointed refuses to accept service, the designating Party agrees that service of process sufficient for personal jurisdiction in any action against it in the applicable jurisdiction can be made by registered or certified mail, return receipt requested, to its address provided in Section 9.10. Each Party acknowledges that such service will be effective and binding in every respect. Nothing in this Agreement will affect the right to serve process in any other manner permitted by Law.

          9.5  No Assignment.

          Neither this Agreement nor any rights or obligations under it are assignable except that (a) Buyer can assign its rights under this Agreement (including but not limited to its rights under Article VIII) to any Buyer
Affiliate or to any post-Closing purchaser of the Shares or of a substantial part of Company's assets, provided, however, that any such transferee will be bound by Buyer's obligations to Company and the Significant Shareholders under this Agreement; and (b) Dendron and Fronos can merge with each other without Buyer's consent or liquidate, reorganize or engage in other restructuring transactions with the consent of Buyer, which consent will not be unreasonably withheld.

          9.6  Headings.

          The descriptive headings of the Articles, Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

          9.7  Counterparts.

          This Agreement and any amendment to it or any other agreement (or document) delivered pursuant to this Agreement can be executed in one or more counterparts and by different Parties in separate counterparts. All these counterparts will constitute one and the same agreement (or other document) and will become effective (unless otherwise provided therein) when one or more counterparts have been signed by each Party and delivered to the other Party.

          9.8  Publicity and Reports.

          Company and Buyer will coordinate all publicity relating to the Transactions and no Party will issue any press release, publicity statement or other public notice relating to this Agreement, or the Transactions, without obtaining the prior consent of both Company and Buyer except to the extent that independent legal counsel to Company or Buyer, as the case may be, delivers a written opinion to the other Party that a particular action is required by applicable Law. Company will obtain Buyer's prior consent to the form and content of any application or report made to any Governmental Entity or that relates to this Agreement.

          9.9  Notices.

          Any notice or other communication hereunder must be given in writing and (a) delivered in person,
(b) transmitted by telex, telefax or telecommunications mechanism or (c) mailed, postage prepaid, receipt requested as follows:

          If to Buyer, addressed to:

          The MacNeal-Schwendler Corporation
          815 Colorado Boulevard
          Los Angeles, CA  90041
          Attn:  Louis A. Greco
          Fax:  (323) 259-4969

          With a copy (which does not constitute notice or service of process) to:

          O'Melveny & Myers LLP
          1999 Avenue of the Stars, 7th Floor
          Los Angeles, CA  90067
          Attn:  D. Stephen Antion
          Fax:  (310) 246-6779

          If to Company, addressed to:

          MARC Analysis Research Corporation
          260 Sheridan Avenue, Suite 309
          Palo Alto, CA  94306
          Attn:  Carl J. Kennedy
          Fax:  (650) 323-5892

          If to the Significant Shareholders, addressed to:

          Dendron Technology B.V. or Fronos Technology B.V.
          C/O  Nearchos Irinarchos
          Vikavagen 9
          S-167 71 Bromma
          Sweden

          If to the Shareholder Representative, addressed to

          Carl J. Kennedy
          MARC Analysis Research Corporation
          260 Sheridan Avenue, Suite 309
          Palo Alto, CA  94306
          Fax:  (650) 323-5892

          With copies of any notice to Company, the Significant Shareholders or the Shareholder
          Representative (which does not constitute notice or service of process) to:

          Graham & James LLP
          600 Hansen Way
          Palo Alto, CA 94304
          Attn:  Joe C. Sorenson
          Fax:  (650) 856-3619

          and

          Nearchos Irinarchos (at the address given above for Mr. Irinarchos)

or to any other address or to such other Person either Party has last designated by notice to the other Party. Each such notice or other communication will be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 9.9 and an appropriate answerback is received, (ii) if given by mail, three days after the communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually received at that address.

          9.10 Expenses and Attorneys Fees.

          The Parties will each pay their own respective expenses incident to the negotiation, preparation and performance of this Agreement and the Transactions, including the fees, expenses and disbursements of their respective investment bankers, accountants and counsel; provided, however, that, (a) Company's expenses in excess of $450,000 will be paid for by the Significant Shareholders to the extent not covered by the Shareholder Expense Reserve established under the Escrow Agreement and will not be paid by Company; and (b) Buyer will pay the fee for the contemplated filing under the Hart-Scott-Rodino Act. In the event of any Action for the breach of this Agreement or misrepresentation by any Party, the prevailing Party will be entitled to reasonable attorney's fees, costs and expenses incurred in connection with the Action.

          9.11 Shareholder Representative.

          Each Significant Shareholder hereby appoints, and each Shareholder and Option Holder will appoint (through the Letter of Transmittal and the approval of the Merger and related Transactions by the Shareholders, in the case of the Shareholders, and by another appropriate instrument in the case of the Option Holders), Carl J. Kennedy (in that capacity, the "Shareholder Representative") the true and lawful agents and attorneys-in-fact of each Shareholder and Option Holder in his or her name, place and stead, with full power and authority to act, including full power of substitution, in the name of, for and on behalf of each Shareholder and Option Holder relating to any matters arising in connection with, or related to the following actions and omissions:

          (a) compromise and settlement of any indemnification claims; and any and all acts and omissions involving the Shareholders in any way related to or in furtherance of this Agreement and the Escrow Agreement; and

          (b) provision of instructions and notices for distributions and any other actions under the Escrow Agreement;

provided, however, that any payments to be made to the Shareholders and Option Holders will be made directly to the Shareholders and Option Holders and not to the Shareholder Representative. The Shareholder Representative can make, exchange, acknowledge and deliver any and all agreements, certificates, receipts or other documents, and in general do all things and take all actions, that the Shareholder Representative, in his sole discretion consider necessary or proper in connection with, or to carry out the purposes of, the Transactions.

          9.12 Specific Performance.

          The Parties each acknowledge that, in view of the uniqueness of the Business and the Transactions, each Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms, and therefore agrees that the other Party will be entitled to specific enforcement of this Agreement in addition to any other remedy to which it may be entitled, at law or in equity.

          9.13 Agreement to Arbitrate.

          (a) General. Any controversy, dispute or claim under, arising out of, in connection with or in relation to the Agreements (other than the Escrow Agreement and matters covered by Section 1.6(b)), including the negotiation, execution, interpretation, construction, coverage, scope, performance, non-performance, breach, termination, validity or enforceability of those Agreements or this Section 9.13 will be determined by arbitration conducted in accordance with the Commercial Arbitration Rules or then existing rules for commercial arbitration of the American Arbitration Association. The arbitration will additionally be governed by the California Arbitration Act. The arbitration will be before a single arbitrator selected by mutual agreement of the Parties from among a list of seven potential arbitrators provided by the American Arbitration Association. If the Parties cannot agree on an arbitrator from this first list, the Parties will select an arbitrator for the arbitration from a second list of seven potential arbitrators provided by the American Arbitration Association with Buyer on the one hand, and the Shareholder Representatives, on the other, alternately striking names, with the last name remaining to be the arbitrator so selected. If either Party seeks a temporary restraining order, preliminary injunction or other provisional relief, Section 1281.8 of the California Code of Civil Procedure will apply. The arbitration of such issues, including any Party's rights to specific performance pursuant to Section 9.12 or any other provision of the Agreements providing for specific performance or to any award of damages suffered by any Party by reason of the acts or omissions of any Party, will be final and binding upon the Parties to the maximum extent permitted by law. The Parties intend that this Section will be valid, binding, enforceable and irrevocable and will survive the termination of this Agreement.

          (b) Choice of Law. This Section 9.13, and any proceedings under it, will be subject to Section 9.4.

          (c)  Place of Arbitration.  Any arbitration
proceedings under this Agreement will be held in Los Angeles, California.

          (d) Judgment. Judgment upon any award rendered by the arbitrator(s) can be entered by any court having jurisdiction thereof.

                 ARTICLE X - DEFINITIONS

          10.1 Definitions.

          For all purposes of this Agreement, except as otherwise expressly provided,

          (a) the terms defined in this Article X have the meanings given them in this Article X and include the plural as well as the singular,

          (b) all accounting terms not otherwise defined in this Agreement have the meanings assigned under GAAP.

          (c)  all references in this Agreement to designated
"Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement,

          (d) pronouns of either gender or neuter will include, as appropriate, the other pronoun forms,

          (e) the words "herein," "hereof" and "hereunder" and similar words refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and

          (f)  the word "including" does not imply any
limitation.

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions apply.

          "Accountants" is defined in Section 1.6.

          "Acquired Companies" is defined in the Recitals.

          "Action" means any action, complaint, petition, investigation, suit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

          "Affiliate" means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person.

          "Agreement" means this Agreement as amended or supplemented together with all Exhibits and Schedules attached or incorporated by reference.

          "Agreement of Merger" means an agreement of merger to be filed with the Office of the Secretary of State of the State of California, substantially in the form of Exhibit G.

          "Aggregate Exercise Price" means, with respect to any Company Option, an amount equal to the product of
(a) the exercise price per share of that Company Option, multiplied by (b) the aggregate number of Shares issuable upon the exercise in full of the Company Option.

          "Aggregate Merger Consideration" means
$20,276,198.

          "Approval" means any approval, authorization, consent, qualification or registration, or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity or any other Person.

          "Associate" of a Person means (a) a corporation or organization (other than Company or a Party to this Agreement) of which that Person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which that Person has a substantial beneficial interest or as to which the Person serves as trustee or in a similar capacity; and (iii) any relative or spouse of that individual or any relative of such spouse.

          "Auditors" means PricewaterhouseCoopers, LLP,
Company's independent public accountants.

          "Balance Sheet" is defined in Section 2.3(a).

          "Best Efforts" means the efforts a prudent Person who wanted to achieve a result would use in similar circumstances to see that the result was achieved as quickly as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to that Person of this Agreement and the Transactions.

          "Business" means the business of the Acquired
Companies, and will be deemed to include any of the following incidents of that business: income, cash flow, operations, condition (financial or other), assets and properties (whether owned or used), anticipated revenues, prospects, rights, policies, liabilities, goodwill and personnel.

          "Buyer Documents" means this Agreement and the other Agreements signed by Buyer (or a Buyer Affiliate) in connection with this Agreement, including the Consulting Agreement, the Escrow Agreement, the Stock Purchase Agreement and the following documents described in the Stock Purchase Agreement: the Indenture, the Registration Rights Agreement, the Warrant Agreement and the Notes .

          "Cancelled Shares" is defined in Section 1.4.

          "Certificate" means a certificate that represented issued and outstanding Shares immediately before the Effective Time.

          "CGCL" means the General Corporation Law of the State of California.

          "Claim" is defined in Section 8.7.

          "Claim Notice" is defined in Section 8.7.

          "Closing" is defined in Section 1.2.

          "Closing Date" means the date of the Closing.

          "Code" means the Internal Revenue Code of 1986, as amended, or as hereafter amended.

          "Common Stock" means the common stock, par value
$1/50> per share, of Company.

          "Company" is defined in the opening paragraph.

          "Company Options" means the options, warrants or other agreements for the issuance of Company Equity
Securities listed on Schedule 2.2.

          "Competing Transaction" is defined in Section 4.7.

          "Consulting Agreement" means the Consulting
Agreement between Buyer (or a Buyer Affiliate) and Pan
Cosmos A.B., a Swedish corporation, in substantially the form of Exhibit H.

          "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

          "Copyright Law" means the Copyright Laws of the U.S., Title 17 U.S.C. section 101 et. seq.

          "Dissenting Shares" is defined in Section 1.6(a).

          "Effective Date" is defined in Section 1.3.

          "Effective Time" is defined in Section 1.3.

          "Encumbrance" means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others, or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

          "Equity Securities" means any capital stock or other equity interest or any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

          "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended, and the related regulations and published interpretations.

          "ERISA Affiliate" is defined in Section 2.13(c).

          "Escrow" is defined in Section 8.6(b).

          "Escrow Agreement" means the escrow agreement substantially in the form of Exhibit I.

          "Escrowed Assets" is defined in Section 8.6(b).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Exchange Amount" means an amount (before any adjustment under this Agreement) equal to the quotient obtained by dividing (i) the Aggregate Merger Consideration by (ii) Total Outstanding Shares.

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time.

          "Governmental Entity" means any government or any agency, district, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          "Group" means, individually and collectively,
(a) Company, (b) any Significant Shareholder, (c) the
Company's Subsidiaries and (d) any Person as to which Company is liable for Taxes incurred by that Person as transferee, pursuant to Treasury Regulations 1.1502-6 or pursuant to other provisions of Law.

          "Hart-Scott-Rodino Act" means the Hart-Scott-
Rodino Antitrust Improvements Act of 1976, as amended, and the related regulations and published interpretations.

          "Hazardous Substance" means (but will not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy.

          "Indemnified Buyer Party" is defined in Section
8.3.

          "Indemnified Party" is defined in Section 8.4.

          "Indemnified Seller Party" is defined in Section
8.4.

          "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Intellectual Property Rights.

          "Intellectual Property Rights" means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing (a) rights associated with works of authorship, including but not limited to copyrights (including the sole and exclusive right to prepare "derivative works" (as defined in the Copyright Law) of the copyrighted work and to copy, manufacture, reproduce, distribute copies of, modify, publicly perform and display the copyrighted work and all derivative works thereof) and moral rights (including any right to identification of authorship and any limitation on subsequent modification), (b) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights in packaging, rights of publicity and privacy, merchandising rights and similar rights, (c) rights in and relating to the protection of trade secrets and confidential information, (d) patents, designs, algorithms and other industrial property rights and rights associated therewith, (e) other intellectual and industrial property and proprietary rights (of every kind and nature however designated) relating to intangible property that are analogous to any of the foregoing rights (including logos, character rights, "rental rights" and rights to remuneration), whether arising by operation of law, contract, license or otherwise, (f) registrations, applications, renewals, extensions, continuations, divisions, or reissues thereof now or hereafter in force throughout the universe (including rights in any of the foregoing), and (g) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing, including the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant, gift over, divide, partition and use (or not use) in any way any of the foregoing now or hereafter (including any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

          "Interim Balance Sheet" is defined in Section
2.3(b).

          "IRS" means the Internal Revenue Service or any successor entity.

          "Knowledge" of an individual means his or her actual knowledge and will be deemed to exist with respect to a particular matter if a prudent individual could be expected to discover or otherwise become aware of it in the course of conducting a reasonably comprehensive investigation concerning its existence. A Person (other than an individual) will be deemed to have "Knowledge" of a particular matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of the matter.

          "Law" means any constitutional provision, statute or other law, rule, regulation, or interpretation of any Governmental Entity and any Order.

          "Letter of Transmittal" is defined in Section 1.5.

          "Loss" means any action, cost, damage,
disbursement, expense, liability, loss, deficiency, diminution in value, obligation, penalty or settlement of any kind or nature, whether foreseeable or unforeseeable, including but not limited to, interest or other carrying costs, penalties, costs of remedial or corrective action (including clean-up costs), legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the specified Person.

          "Material Contract" means any Contract material to the business of the subject Person as of or after the date of this Agreement and includes those contracts deemed material by Section 2.6.

          "Material Misstatement" means, with respect to any statement or document, an untrue statement of a material fact or an omission to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

          "Merger" is defined in the Recitals.

          "Merger Consideration" is defined in Section
1.4(a).

          "Merger Sub" is defined in the first paragraph.

          "Non-Competition Agreement" means the Non-
Competition Agreement between Buyer (or a Buyer Affiliate) and Nearchos Irinarchos in substantially the form of Exhibit
J.

          "Option Holders" means holders of Company Options.

          "Order" means any decree, injunction, judgment, order, ruling, assessment or writ.

          "Ordinary Course" means an action taken in connection with the Business that is consistent with the past practices in the ordinary course of the normal day-to-day operations of the Business;

          "Parties" means the parties to this Agreement, unless otherwise specified.

          "PBGC" means the Pension Benefit Guaranty
Corporation or any successor to it.

          "Permit" means any license, permit, franchise, certificate of authority, or order, or any waiver of the foregoing, issued, granted or given by any Governmental
Entity pursuant to any Law.

          "Person" means an association, a corporation, an individual, a partnership, a trust or any other entity or organization, including a Governmental Entity.

          "Plans" is defined in Section 2.13(a)(i).

          "Qualified Plans" is defined in
Section 2.13(b)(i).

          "SEC" means the Securities and Exchange Commission or any successor entity.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Seller Documents" means this Agreement and the other instruments signed by Company and/or one or more of the Significant Shareholders, including the Non-Competition
Agreement, Escrow Agreement, Consulting Agreement, Stock
Purchase Agreement, and Registration Rights Agreement.

          "Shareholders" means the holders of Shares.

          "Shareholder Representative" is defined in Section
9.12.

          "Shares" is defined in the Recitals.

          "Significant Shareholders" is defined in the Recitals.

          "Stock Purchase" is defined in the Recitals

          "Stock Purchase Agreement" is defined in the Recitals.

          "Stock Purchase Closing" means the closing of the transactions under the Stock Purchase Agreement.

          "Straddle Period" is defined in Section 2.5(i)

          "Subsidiary" means any Person in which Company has a direct or indirect equity interest in excess of 50%.

          "Survival Period" is defined in Section 8.5.

          "Surviving Corporation" is defined in Section 1.1.

          "Tax" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, any interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any Loss in connection with the determination, settlement or litigation of any Tax liability.

          "Tax Return" means a declaration, statement, report, return or other document or information required to be filed or supplied with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes any Acquired Company.

          "Threatened" means, with respect to an Action, dispute or other matter, that a demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such an Action, dispute or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

          "Total Aggregate Exercise Price" means the sum of the Aggregate Exercise Prices of all Company Options outstanding immediately before the Effective Time.

          "Total Outstanding Shares" means an amount equal to the sum of (a) the aggregate number of Shares issued and outstanding immediately before the Effective Time, and
(b) the aggregate number of Shares issuable upon the conversion, exercise or exchange of all securities convertible into, or exercisable or exchangeable for, Shares, including all Shares issuable upon the exercise of all Company Options outstanding immediately before the Effective Time; provided, however, that for purposes of determining the number of Total Outstanding Shares, all Shares held by Buyer or any Buyer Affiliate as a result of the Stock Purchase Agreement will be excluded.

          "Trade Secret" means all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings and blue prints owned, used or licensed by the Acquired Companies as licensee or licensor.

          "Transaction Agreements" is defined in
Section 9.4.

          "Transactions" means all of the transactions contemplated by or referred to in this Agreement, including
(a) the Merger; (b) the Stock Purchase; (c) the execution, delivery and performance of this Agreement and the Stock
Purchase Agreement; and (d) Buyer's acquisition of Company through the Stock Purchase and the Merger.

          "Warrant Agreement" means the Warrant Agreement executed and delivered under the Stock Purchase Agreement.

          "Warrants" is defined in Section 1.2 of the Stock
Purchase Agreement.

          IN WITNESS WHEREOF, each Party has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

                              BUYER

                              By: /s/ Frank Perna, Jr.
                                  ----------------------------
                              Its: Chief Executive Officer


                              By: /s/ Louis A. Greco
                                  ----------------------------
                              Its: Chief Financial Officer
                                   and Secretary

                              COMPANY

                              By: /s/ Carl J. Kennedy
                                  ----------------------------
                              Its: Vice-President of Finance
                                   and Administration


                              By: /s/ Joe C. Sorenson
                                  ----------------------------
                              Its: Secretary

                              MSC HOLDINGS CO. II


                              By: /s/ Frank Perna, Jr.
                                  ----------------------------
                              Its: President


                              By: /s/ Louis A. Greco
                                  ----------------------------
                              Its: Secretary

                              DENDRON TECHNOLOGY B.V.


                              By: /s/ Nearchos Irinarchos
                                  ----------------------------
                              Its: General Manager

                              FRONOS TECHNOLOGY B.V.


                              By: /s/ Nearchos Irinarchos
                                  ----------------------------
                              Its: General Manager

                              NEARCHOS IRINARCHOS

                              /s/ Nearchos Irinarchos
                              --------------------------------